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                                                                    Exhibit 99.1


Press Release dated: October 13, 1998

                                  NEWS RELEASE
                           FOR IMMEDIATE DISTRIBUTION

                        INNOVO GROUP INC. RELOCATING TO
                                  KNOXVILLE, TN

         SPRINGFIELD, TENNESSEE, October 13,1998 -- INNOVO GROUP INC. (NASDAQ
Symbol: INNO), a manufacturer and supplier to national and international retailers, including Wal-Mart, K-Mart, Michael's, Hobby Lobby, Dollar General, Goody's and Fabri-Center, announced today that Innovo Group Inc. will relocate its operations to Knoxville, TN.

         L.E. Smith, Innovo CEO, stated that "relocating to Knoxville is a necessary and positive step in obtaining Innovo's long-term objectives. Moving to Knoxville will further our goals for multiple reasons. First, the building that we will be moving into is a more modern production facility that we believe will increase the efficiencies of our manufacturing process. Secondly, the labor force in Knoxville has proven to be very experienced and productive in our particular industry and Innovo should be able to take advantage of this talent. Furthermore, Knoxville is growing financial arena that will provide Innovo with economic resources to which Innovo has not previously had access. The Knoxville area is also the buying headquarters for numerous successful retailers and distributors."

         Innovo Group Inc. designs markets, manufacturers and distributes fashion and sports licensed nylon and canvas products for the multi-billion dollar crafts industry and retail sector in the United States and Europe. Under licensing agreements, the Company's sports lines feature the designs of the NBA, NFL, Major League Baseball, NHL, numerous collegiate teams, Walt Disney and Warner Brothers. Innovo also has certain exclusive and non-exclusive manufacturing and distribution rights for NASCAR licensed products.

         This press release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's product, product demand, competition, capital adequacies, access to additional capital if required and other risks and uncertainties detailed from time to time in the Company's periodic reports including Quarterly Reports on form 10-Q and Annual Reports on form 10-K.

Listed: NASDAQ SmallCap Exchange
Trading Symbol: INNO

Contact: Jay Furrow, V.P. of Corporate Development, (615) 384-0100